Exhibit 99.1

GAINSCO ANNOUNCES NEW MARKETING PROGRAM

               DALLAS, Texas, February 10, 2005 — GAINSCO, INC. (OTCBB: GNAC) is pleased to announce it has signed on as primary sponsor of Blackhawk Motorsports, who will be making its entry into professional racing by fielding a Daytona Prototype race car that will compete in the Grand American Rolex Racing Series in 2005.

               GAINSCO is a growing company in the automobile insurance industry and plans to use the racing program as a central feature of its new “Are You Driven?” marketing theme. “We are excited about the opportunities our sponsorship of the Blackhawk racing team will create for us,” said Glenn W. Anderson, President and Chief Executive Officer. “We believe this sponsorship will provide a unique platform for our Company to build brand awareness and advance our distribution strategies. We have a renewed focus at GAINSCO after our recent restructuring, and we believe this integrated marketing program will be an exciting component of our business development plan.” The Grand American Rolex Racing Series schedule includes races in key states where GAINSCO is targeting growth opportunities.

               GAINSCO’s sponsorship of Blackhawk Motorsports runs through January 2006 and provides that the Company will receive various benefits customary for sponsors of Daytona Prototype Series racing teams, including rights relating to signage on team equipment and access for clientele to certain race facilities. The Company’s sponsorship agreement also contains provisions protecting the Company’s interests, including a termination provision that permits the Company unilaterally to terminate the agreement at any time.

               Drivers for the Blackhawk race team for 2005 will be Alex Gurney, son of racing legend Dan Gurney, and Robert W. Stallings, owner of Blackhawk and Executive Chairman of the Board of Directors of GAINSCO. Gurney has been racing professionally since 1997 both here in the United States and internationally and has won numerous races. Stallings entered racing in 2001 as an amateur racer in the Formula Atlantic class. In 2004 he won the national championship in that class by winning the Sports Car Club of America National Championship Runoffs® Presented by Kohler at Mid-Ohio Sports Car Course.

               The GAINSCO-sponsored Blackhawk #99 car is expected to be ready for competition by the Laguna Seca race in California at the end of April.

               GAINSCO, INC. is a Dallas, Texas-based holding company. The Company’s nonstandard personal automobile insurance products are distributed through retail agents in Florida, Texas, Arizona, Nevada and California. Its primary insurance subsidiaries are General Agents Insurance Company of America, Inc. and MGA Insurance Company, Inc., both of which are currently rated “B-” (Fair), with a stable outlook, by A.M. Best.

               Grand American Road Racing Association was established in 1999 to bring stability to professional endurance road racing in America. Since then, the Rolex Sports Car Series has established itself as a progressive professional racing program.

THE GAINSCO COMPANIES
1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430

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               Statements made in this release that are qualified with words such as “plans to use,” “believe,” and “expected” are forward-looking statements. Investors are cautioned that important factors, representing certain risks and uncertainties, could cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, (a) heightened competition from existing competitors and new competitor entrants into the Company’s markets, (b) the extent to which market conditions firm up, the acceptance of higher prices in the market place and the Company’s ability to realize and sustain higher rates, (c) the Company’s ability to successfully expand operations to new states, (d) contraction of the markets for the Company’s business, (e) the Company’s ability to invest in new endeavors that are successful, (f) the effect of the Company’s early termination of the Blackhawk Motorsports sponsorship agreement, and (g) general economic conditions, including fluctuations in interest rates. A forward-looking statement is relevant only as of the date the statement is made and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which the statement was made. Please refer to the Company’s recent SEC filings for further information regarding factors that could affect the Company’s results.

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Release Date:	Thursday, February 10, 2005 — FOR IMMEDIATE RELEASE

Company Contacts:	Scott A. Marek, Asst. Vice President-Investor Relations 214.647.0427
Richard M. Buxton, Senior Vice President 214.647.0428
Email address: ir@gainsco.com
Website: www.gainsco.com

THE GAINSCO COMPANIES
1445 Ross Avenue, Suite 5300 Dallas, Texas 75202
214.647.0415 Fax 214.647.0430